UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2006

AVIALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard, DFW Airport, Texas		75261
(Address of principal executive offices)		(Zip code)

(972) 586-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

Pursuant to the Agreement and Plan of Merger between Aviall, Inc. (the “Company”), The Boeing Company (“Boeing”) and Boeing-Avenger, Inc. dated as of April 30, 2006, the Company expects to be acquired by Boeing through a cash merger (the “Merger”), provided that the Company’s stockholders approve the Merger and certain other conditions are satisfied. In connection with the Merger, a temporary suspension of transactions involving the Aviall, Inc. Employee Savings Plan (the “Plan”) is required in order to allow the Plan’s recordkeeper to effectuate the settlement of purchases and sales of the Company’s common stock under the Plan in a timely manner following the Merger.

On August 31, 2006, the Company sent a notice to the participants and beneficiaries under the Plan (the “Notice”) informing them of a temporary suspension of transactions by such persons involving Company common stock in connection with the blackout period under the Plan. The blackout period is expected to begin on September 14, 2006 at 12:00 p.m. Central Time and is expected to end on or about September 22, 2006. In addition to the restrictions set forth in the Notice, the directors and officers of the Company may not purchase, sell, or otherwise acquire or transfer any equity security of the Company, directly or indirectly, during the blackout period with respect to equity securities acquired by such officers and directors in connection with his or her service or employment as a director or executive officer of the Company.

This Form 8-K is being filed to comply with the requirement that notice of a covered blackout period under the Plan be given to our directors and executive officers and also be furnished to the Securities and Exchange Commission under cover of Form 8-K. The Notice is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

For more information about the blackout period, please contact Jeffrey J. Murphy at (972) 586-1800; 2750 Regent Boulevard, DFW Airport, Texas 75261.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Blackout Notice

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 6, 2006	AVIALL, INC.

	By:	/s/ Jeffrey J. Murphy
Jeffrey J. Murphy Senior Vice President, Law and Human Resources, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Blackout Notice